Exhibit 10.2

ADVISORY SERVICES AGREEMENT

This Advisory Services Agreement (the “Agreement”), effective as of January 1, 2024 (the “Effective Date”), is by and between Jose Gordo (“Advisor”), and The GEO Group, Inc. (“GEO”), a Florida corporation with its primary place of business at 4955 Technology Way, Boca Raton, Florida 33431. For purposes of this Agreement, GEO includes any and all GEO subsidiaries. This Agreement supersedes all prior written and/or verbal agreements regarding the provision of advisory services by Advisor which may exist between the parties hereto.

In consideration of the mutual promises herein contained, GEO and Advisor agree as follows:

1.	SCOPE OF SERVICES

Advisor shall provide advisory services for GEO with respect to litigation, client relations, operational issues, and company financial management and debt restructuring within the United States. Accordingly, Advisor shall provide one or more of the following services on as-requested basis:

A.	Be available to give advice and support regarding litigation, client relations, operational issues, business growth opportunities, and financial management and debt restructuring matters;

B.	Provide any and all other related assistance requested by GEO;

C.	Advisor shall perform no Services for or on behalf of GEO unless specifically requested to do so.

2.	TERM OF AGREEMENT

This Agreement shall commence upon the Effective Date set forth above and shall continue through June 30, 2025. It is the intention of the parties that this Agreement not be terminable by either party prior to its expiration. If at any time the Company believes that there is a material breach of this Agreement by Advisor, the Company will send a written notice to Advisor at jgordo@southcappartners.com setting forth in reasonable detail the basis for the alleged breach with adequate specificity as to how such alleged breach can or should be cured, and Advisor shall have a thirty (30) day cure period from receipt of such notice to remediate any such alleged breach.

3.	PAYMENT RATES AND BILLING

A.

Advisor shall be compensated for Services, at the rate of $40,000.00 (Forty Thousand Dollars) per month, with payment to be made upon Advisor’s submission of a billing statement to GEO at the end of each month.

B.

Advisor’s previously-awarded unvested performance shares shall vest only during the 18-month period of this Agreement, when and to the extent the Compensation Committee of the Board certifies that the performance goals are actually met. No performance shares awarded to Executive prior to the effective date of the Separation and General Release Agreement between GEO and Advisor dated as of November 29, 2023 (the “Separation Agreement”), shall be subject to further vesting or be of any further value, force or effect following June 30, 2025.

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C.

Advisor shall be reimbursed for all reasonable and necessary documented travel and business expenses incurred directly as a result of providing services under this Agreement. All air travel and lodging shall require the prior approval and authorization of the GEO’s Chief Executive Officer in order to qualify for reimbursement hereunder. GEO will provide Advisor with Pre-paid Air Travel at not lower than Business Class Fare Rate, with travel dates, times and departure/arrival locations mutually agreed.

4.	RIGHTS AND DATA

A.

Advisor agrees that all data, including drawings, designs, prints, photographs, specifications, test data tabulation, completed forms, reports, proposals, and all other information furnished by GEO to Advisor for use in connection with the performance of this Agreement or emanating from the work called for under this Agreement (collectively, “GEO Data”) shall be and remain the sole property of GEO. GEO Data that qualifies as Confidential GEO Information, as defined below, provided to Advisor shall be governed by the obligations of confidentiality in Section 5, data security and privacy best practices, and restrictions against disclosure at least as restrictive as those contained in this Section and Section 5 of this Agreement. Advisor further agrees that all GEO Data not considered Confidential GEO Information shall be kept in confidence and not disclosed to third parties, excepting that certain data, as appropriate, may be disclosed to appropriate agencies/departments in connection with the performance of this Agreement. Advisor agrees that GEO Data shall not be used for any other purposes or disclosed to any other parties except with the prior written consent of GEO. At the conclusion of the work hereunder, Advisor shall deliver all GEO Data to GEO and shall be fully responsible for the care and protection of GEO Data until such delivery.

B.	Advisor will, and will cause its employees and/or, agents to:

1.	Wipe clean the device memory on all equipment and machines on which GEO Data is placed, at the time of disposal, sale or recycling, as applicable;

2.

Sanitize storage media, as well as temporary files and back up files on which GEO Data is stored, at the time Advisor’s retention timeframe for archival or audit purposes expires, and shall certify such destruction to GEO in writing;

3.

Upon completion or termination of the Services to be furnished under this Agreement, return and, or, destroy all remaining GEO Data in accordance with Advisor’s record retention and destruction policies.

5.	CONFIDENTIALITY

A.

“Confidential GEO Information” means any GEO Data or information provided under this Agreement by GEO to Advisor that is commercially valuable, confidential, proprietary, or a trade secret. Confidential GEO Information, however, shall not include information that is or was, at the time of the disclosure:

1.	Generally known or available to the public;

2.	Received by Advisor from a third-party;

3.	Already in Advisor’s possession prior to the date of GEO’s disclosure; or

4.	Independently developed by Advisor.

These exceptions apply in each case as long as the information was not delivered to or obtained by Advisor as a result of any breach of this Agreement, law, or any contractual, ethical, or fiduciary obligation owed to GEO.

B.	Advisor agrees:

1.	Not to disclose Confidential GEO Information to any other person, firm, or entity without first obtaining GEO’s express written consent; and

2.

That it shall at all times use the same standard of care to protect Confidential GEO Information as it uses to protect its own confidential information of a similar nature, but not less than a commercially reasonable standard of care.

C.

Advisor shall hold all Confidential GEO Information and all GEO Data in trust and confidence for GEO, and shall not use any GEO Data other than for the benefit of GEO. If Advisor becomes subject to a court order for the release of Confidential GEO Information and/or GEO Data, or is otherwise legally compelled to release any information related to GEO, Advisor shall use its best efforts to provide GEO with as much advance notice as possible of the information’s prospective release, to the extent permitted by applicable laws, to enable GEO to petition for protective concealment or to otherwise oppose the disclosure of the GEO Data and/or Confidential GEO Information.

D.

Advisor further agrees that the unauthorized disclosure of Confidential GEO Information is a material breach of this Agreement that may result in irreparable harm to GEO. In such cases, payment of money damages is inadequate and difficult to ascertain. Advisor agrees, therefore, that GEO may, at its sole option, seek immediate injunctive relief in any court of competent jurisdiction enjoining any further such breach, and Advisor consents to the entry of judgment for injunctive relief.

6.	STATUS AND RESPONSIBILITY; NATURE OF RELATIONSHIP

Advisor shall perform services for GEO as an independent contractor and not as an agent of GEO. It shall be the responsibility of the Advisor to perform all services assigned hereunder in conformity and strict compliance with all applicable laws, rules and regulations of the United States, the several states, and any foreign country, including but not limited to compliance with the Foreign Corrupt Practices Act (“FCPA”) and the UK Bribery Act (“UKBA”). Advisor further agrees to perform all services assigned hereunder in conformity and strict compliance with all applicable GEO policies, including but not limited to 1.1.12 Anti-Bribery Policy, 1.1.15 Code of Business Conduct and Ethics, 1.1.16 Gift Policy, 1.3.2 Confidentiality of Information Available to Advisors and Contractors Policy, and 3.2.10 Sexual and Workplace Harassment.

During the term of this Agreement and notwithstanding anything contained herein to the contrary regarding Advisor’s duties under this Agreement, the parties hereto agree that this Agreement does not in any way create a joint venture, partnership or principal/agent relationship between GEO and Advisor. Unless expressly or specifically authorized in a writing executed by both parties hereto, neither party shall act or attempt to act, represent themselves, directly or by implication, as agent for the other, or in any manner assume or create, or attempt to assume or create, any obligation on behalf or in the name of the other party.

7.	CONFLICT OF INTEREST

A.	During the term of this Agreement:

1.

Advisor shall not have any direct or indirect financial interest in any company, firm, corporation or other entity which competes with GEO in the provision of contracted detention, correctional, residential reentry, transportation or electronic monitoring services. For purposes of this Agreement, a ‘direct or indirect financial interest’ shall mean any interest which exceeds five percent (5%) of the value of such company, firm, corporation or other entity.

2.

Advisor shall not engage in any activity, directly or indirectly, alone or in association with any other person, company, firm, corporation or entity, which competes with or assists another to compete with GEO in the provision of contracted detention, correctional, residential reentry, transportation and electronic monitoring services.

B.

During the term of this Agreement and at all times thereafter, Advisor is prohibited from accepting any compensation, in any form whatsoever, from any contractor, subcontractor, consultant, or other person, company, firm, corporation or other entity participating with GEO in a design-build and/or operational project which arises during the term of this Agreement.

C.

Advisor acknowledges that the breach of the provisions of this Section 8 by Advisor will cause GEO to suffer significant competitive and economic damages and that any such breach will entitle GEO to seek legal damages and/or equitable relief in an appropriate court of law.

8.	ENTIRE AGREEMENT; AMENDMENTS

This instrument contains the entire Agreement between the parties hereto with respect to the transactions contemplated herein, and may not be modified or amended except by the mutual written agreement of the parties.

9.	CONSTRUCTION; SEVERABILITY

This Agreement shall be construed and enforced in accordance with the laws of the State of Florida. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions will remain in effect.

10.	WAIVER

A waiver by either party of any of the terms and conditions of this Agreement in one or more instances will not constitute a waiver of any other terms and conditions.

11.	REPRESENTATION

Advisor represents that the relationship, services, and compensation set forth in this Agreement are lawful and in strict accordance with all applicable laws and regulations of the jurisdiction(s) identified in Section 1, above. Advisor acknowledges that GEO has relied upon Advisor’s representation to such effect in entering into this Agreement. In the event any part or all of the terms and conditions of this Agreement are deemed to be contrary to such applicable laws or regulations of the identified jurisdiction(s), the parties hereto agree that such part or all of this Agreement shall be deemed null and void, and no services or compensation shall be due with respect to same.

12.	ASSIGNMENT

Neither party hereto may assign its rights, duties and obligations hereunder without written consent to the other party, which consent shall not be unreasonably withheld.

13.	COUNTERPARTS

This agreement will be executed in two (2) or more counterparts, each of which shall be considered one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned authorized parties affix their signatures effective the date first written above.

ADVISOR

/s/ Jose Gordo
Jose Gordo, Advisor	SSN or FEIN

THE GEO GROUP, INC.

/s/ George C. Zoley
George C. Zoley
Executive Chairman